1/31/09

William Beifuss, Jr.
Chairman of the Board
Warp 9, Inc.
50 Castilian Dr., Suite 101
Santa Barbara, CA 93117

Dear Bill,

This letter will serve as my resignation from my position of Director on the Warp 9 Board of Directors, effective January 31, 2009. This should allow room for an independent director to serve as the audit committee. I will continue to serve the company as its Acting Chief Financial Officer.

Louie Ucciferri
Acting Chief Financial Officer